                                                                   EXHIBIT 10.51




                            ASSET PURCHASE AGREEMENT

                                     AMONG


                           GROUP 1 AUTOMOTIVE, INC.,

                       CASA CHRYSLER PLYMOUTH JEEP INC.,

             A WHOLLY OWNED SUBSIDIARY OF GROUP 1 AUTOMOTIVE, INC.,

                            UNITED MANAGEMENT, INC.,

                                      AND

                              THE STOCKHOLDERS OF

                            UNITED MANAGEMENT, INC.





                                  DATED AS OF
                               February 25, 1998

                               TABLE OF CONTENTS

                                   ARTICLE I

                                  DEFINITIONS

         1.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     Rules of Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

                                                        ARTICLE II

                                                     THE ACQUISITION

         2.1     The Acquisition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.2     Working Capital Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.3     Group 1 Common Stock.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.4     Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.5     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

                                                       ARTICLE III

                                              REPRESENTATIONS AND WARRANTIES
                                              OF SELLER AND THE STOCKHOLDERS

         3.1     Approval and Authority; Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.2     Authorization of Agreement - No Violation - No Consents  . . . . . . . . . . . . . . . . . . . . . . . 6
         3.3     Subsidiaries; Equity Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.4     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.5     Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.6     Certain Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.7     Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.8     Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.9     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.10    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.11    Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.12    Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.13    Employee Benefit Plans and Policies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.14    Properties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.15    Insurance.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.16    Affiliate Interests. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.17    Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.18    Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.19    Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.20    Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.21    Disclosure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.22    Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.23    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.24    Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16


                                                            ARTICLE IV

                                                  ADDITIONAL REPRESENTATIONS AND
                                            WARRANTIES OF SELLER AND THE STOCKHOLDERS


         4.1     Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                                                        ARTICLE V

                                              REPRESENTATIONS AND WARRANTIES
                                                       OF PURCHASER

         5.1     Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.3     Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.4     Absence of Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.5     Authorization For Group 1 Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.6     SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

                                                        ARTICLE VI

                                       COVENANTS OF THE SELLER AND THE STOCKHOLDERS

         6.1     Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.2     Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.3     Conduct of Business by Seller Pending the Acquisition  . . . . . . . . . . . . . . . . . . . . . . .  18
         6.4     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.5     Supplemental Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.6     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.7     Agreement to Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.8     Stockholders' Agreements Not to Sell . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.9     Intellectual Property Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.10    Removal of Related Party Guarantees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.11    Termination of Related Party Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.12    Related Party Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.13    Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.14    Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.15    Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.16    Audit of Seller Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.17    Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.18    Record Retention . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

                                  ARTICLE VII

                             COVENANTS OF PURCHASER

         7.1     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.2     Reservation of Group 1 Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.3     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.4     Agreement to Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.5     New Limited Partnership Relationship . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.6     Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.7     Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.8     Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.9     Security for Newco Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                                       ARTICLE VIII

                                                        CONDITIONS

         8.1     Conditions Precedent to Obligation of Each Party to Effect the Acquisition . . . . . . . . . . . . .  25
         8.2     Additional Conditions Precedent to Obligations of Purchaser  . . . . . . . . . . . . . . . . . . . .  25
         8.3     Additional Conditions Precedent to Obligations of Seller and the Stockholders  . . . . . . . . . . .  26

                                                        ARTICLE IX

                                                     INDEMNIFICATION

         9.1     Agreement by Seller and the Stockholders to Indemnify  . . . . . . . . . . . . . . . . . . . . . . .  27
         9.2     Agreement by Purchaser to indemnify  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.3     Conditions of Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.4     Applicability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         9.5     Statutory Requirement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                                                        ARTICLE X

                                                      MISCELLANEOUS

         10.1    Schedules to this Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.2    Certain Post-Closing Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.3    Certain Repurchase Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.4    Non-Competition Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         10.5    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         10.6    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.7    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.8    Restrictions on Transfer of Group 1 Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         10.9    Waiver and Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.10   Public Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.11   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         10.12   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         10.13   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         10.14   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         10.15   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         10.16   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

                            GROUP 1 AUTOMOTIVE, INC.

                            ASSET PURCHASE AGREEMENT


         This Asset Purchase Agreement (this "Agreement"), dated as of the 25th day of February, 1998, is among GROUP 1 AUTOMOTIVE, INC., a Delaware corporation ("Group 1"), CASA CHRYSLER PLYMOUTH JEEP INC. a New Mexico corporation and a wholly owned subsidiary of Group 1 ("Newco," and together with Group 1, "Purchaser"), UNITED MANAGEMENT, INC., a New Mexico corporation ("Seller"), and THE STOCKHOLDERS OF SELLER (each a "Stockholder" and collectively the "Stockholders") set forth on the signature page hereof.

                                   RECITALS:

         WHEREAS, Seller is presently a party to a Sales and Service Agreement with Chrysler Corp. (the "Manufacturer"), which provides for the sale and service of Chrysler Plymouth Jeep vehicles ("Acquired Dealership") at 9733 Coors Blvd. NW, Albuquerque, New Mexico (the "Acquired Dealership Location");

         WHEREAS, Purchaser wishes to acquire the Assets (as hereinafter defined) of the Acquired Dealership for the purpose of succeeding Seller as the authorized Chrysler dealer at the Acquired Dealership Location (the "Acquisition");

         WHEREAS, Group 1 has formed Newco to acquire the Assets;

         WHEREAS, the parties hereto have executed an agreement substantially similar to this Agreement (the "Other Agreement") dated as of the date hereof by and among Group 1, Casa Chevrolet Inc., a wholly-owned subsidiary of Group 1 ("Other Newco"), Seller and the Stockholders providing for Group 1's acquisition (the "Other Acquisition") of all assets related to Seller's sale and service of Chevrolet vehicles and related activities at 7201 Lomas NE, Albuquerque, New Mexico (the "Other Dealership"). For the purposes of this Agreement, the Acquired Dealership and the Other Dealership shall be referred to collectively as the "Acquired Dealerships."

         WHEREAS, the parties hereto wish to set forth the representations, warranties, agreements and conditions under which Purchaser shall purchase, and Seller shall sell, all of the Assets; and

         NOW, THEREFORE, in consideration of the foregoing and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         1.1 Definitions. Certain capitalized and other terms used in this Agreement are defined in Annex I hereto and are used herein with the meanings ascribed to them therein.

         1.2 Rules of Construction. Unless the context otherwise requires, as used in this Agreement, (a) a term has the meaning ascribed to it; (b) an accounting term not otherwise defined has the meaning ascribed to it in accordance with GAAP; (c) "or" is not exclusive; (d) "including" means "including, without limitation;" (e) words in the singular include the plural; (f) words in the plural include the singular; (g) words applicable to one gender shall be construed to apply to each gender; (h) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement; (i) the terms "Article" or "Section" shall refer to the specified Article or Section of this Agreement; and (j) section and paragraph headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

                                   ARTICLE II

                                THE ACQUISITION

         2.1     The Acquisition.

                 (a)      Assets to be Sold.

                          (i) Subject to the terms and conditions of this Agreement, at the closing provided for in Section 2.5 hereof (the "Closing"), Seller will, sell, convey, assign, transfer and deliver to Newco all of Seller's right, title and interest at the time of the Closing in and to the Assets free and clear of any mortgage, pledge, lien, charge, encumbrance or other adverse claim (whether absolute, accrued, contingent or otherwise), except as otherwise disclosed in Schedule 3.1.

                          (ii) Such sale, conveyance, assignment, transfer and delivery will be effected by delivery by Seller to Newco of (A) a duly executed bill of sale ("Bill of Sale") in the form of Exhibit A annexed hereto, (B) instruments of assignment (collectively the "Instruments of Assignment"), and
                 (C) such other good and sufficient instruments of conveyance and transfer as shall be necessary to vest in Newco (subject to the terms of this Agreement) good and marketable title to the Assets (collectively the "Other Instruments"), free and clear of all mortgages, pledges, liens, charges, encumbrances and other adverse claims (whether absolute, accrued, contingent or otherwise), except as otherwise disclosed in
                 Schedule 3.1.

                 (b) Closing Payment. At the Closing, Seller will sell, transfer, convey and deliver to Newco the Assets, in exchange for (a)
         (i) $7,224,750 in cash, by a certified or bank cashier's check, subject to adjustment as set forth in Section 2.2, and (ii) 393,750 shares of common stock, par value $.01 per share of Group 1 ("Group 1 Common Stock") as set forth in Section 2.3, (clauses (i) and (ii) are collectively referred to as the "Closing Payment") and (b) the assumption or discharge by Newco of the Assumed Liabilities, all of which are listed on Annex IV attached hereto. Except for the Assumed Liabilities, Purchaser shall not assume or otherwise be liable for, and shall be indemnified with respect to, in accordance with the provisions of Section 9.1 hereof, all other liabilities and obligations of Seller.

                 (c) Assumption of Liabilities. Newco shall at Closing execute and deliver to Seller an undertaking, in the form attached hereto as Exhibit B (the "Undertaking"), whereby Newco will, as specified therein, assume and agree to pay and discharge the Assumed Liabilities of Seller.

         2.2     Working Capital Adjustment.

                 (a) Adjustment. The cash portion of the Closing Payment set forth in Section 2.1(a)(i) shall be adjusted based on the product of (i) the difference of (x) the amount of Working Capital (as defined below) on the Closing Date, less (y) $5,163,000, times (ii) 0.45 (the "Working Capital Adjustment"). If the Working Capital Adjustment is positive, then the cash portion of the Closing Payment shall be increased by the amount of the Working Capital Adjustment. If the Working Capital Adjustment is negative, then the cash portion of the Closing Payment shall be reduced by the amount of the Working Capital Adjustment.

                 (b) Procedure. As promptly as possible, but in any event within sixty (60) days after the Closing, Purchaser will deliver to Seller a schedule setting forth the calculation of the Working Capital Adjustment (the "Adjustment Schedule"). Seller and its independent certified public accountant shall have the right to observe and comment upon the preparation of such schedule, including the taking of a physical inventory of the new and used automobiles of the Acquired Dealership, which physical inventory shall be taken at Purchaser's expense on the Closing Date. Within thirty (30) days after receipt of the Adjustment Schedule by Seller, Seller may notify Purchaser in writing that such schedule does not fairly state the Working Capital Adjustment in accordance with the provisions of this Agreement, setting forth in full the respects in which it fails to do so and the reasons for reaching that conclusion. In the event that Purchaser and Seller are unable to resolve any dispute so raised within sixty (60) days after receipt of the Adjustment Schedule by Seller, they shall appoint an independent, nationwide accounting firm acceptable to both of them, whose expenses will be shared equally by Seller, on the one hand, and Purchaser, on the other hand. Such accounting firm shall as promptly as possible determine whether the Adjustment Schedule fairly states, in accordance with the provisions of this Agreement, the values of the items as to which Seller has taken issue and, if such firm concludes that it does not do so with respect to any of such items, the value which in such firm's opinion does so shall be final and dispositive. The determination of the Working Capital Adjustment by such independent firm shall be conclusive and binding on the parties hereto.

                 (c) Payment. Within five (5) days after receipt of the report by such accounting firm or the settlement of any dispute, or within thirty-five (35) days following receipt of the Adjustment Schedule by Seller if no dispute exists, payment shall be made of the Working Capital Adjustment, if any. If the Working Capital Adjustment is positive, such amount shall be paid in cash by a certified or bank cashier's check by Purchaser to Seller. If the Working Capital Adjustment is negative, such amount shall be paid in cash by a certified or bank cashier's check by Seller to Purchaser.

                 (d) Working Capital. For purposes of calculating the Working Capital Adjustment, the term "Working Capital" shall mean, as of the Closing Date, the Seller's current assets less current liabilities as of such date with respect to the Acquired Dealerships, all calculated in accordance with GAAP, on a basis consistent with the preparation of the Seller 1997 Balance Sheet, with inventory being valued at the lower of cost, determined by the first-in, first-out method ("FIFO"), or market; provided, however, that Seller's current assets or liabilities with respect to the Acquired Dealership for the purposes of this calculation shall not give effect to (i) any charge-back reserve resulting from the audit of the Seller 1997 Balance Sheet, and (ii) any expenditures of working capital, made in accordance with Section 6.3 hereof, to acquire equipment and other Fixed Assets sold to Purchaser pursuant to this Agreement.

         2.3 Group 1 Common Stock. The number of shares of Group 1 Common Stock to be issued to Seller at Closing shall be appropriately adjusted to give effect to any stock split or stock dividend of Group 1 Common Stock effected prior to the Closing Date. The "Designated Value of Group 1 Common Stock" shall mean the average closing price of Group 1 Common Stock on the New York Stock Exchange for the five full trading days immediately preceding the date specified. No fractional shares of Group 1 Common Stock shall be issued, but in lieu thereof, Seller shall receive cash for any fractional shares at the Designated Value of Group 1 Common Stock.

         2.4     Employees.

                 (a) Continued Employment. Except as Newco has otherwise heretofore disclosed to Seller, Newco will offer to employ, beginning on the Closing Date, all of those persons who are employed by Seller on a full-time basis with respect to the Acquired Dealership on the Closing Date, upon total compensation and benefit terms substantially commensurate with the total compensation and benefit terms of the employee's employment with Seller. Newco further agrees that with respect to any such employee who presently is employed by Seller pursuant to a written employment contract, Newco's offer of employment to such employee shall be expressly conditioned upon the execution and delivery by such employee of a written release relieving and discharging Seller from any obligation or liability following the Closing Date under such employment contract and Newco shall deliver a written copy of any such offer to Seller. Seller agrees to cooperate with Newco by permitting Newco throughout the period prior to the Closing Date (i) to inspect such employees' medical and other employment records maintained by Seller, (ii) to meet with the employees of Seller at such times as shall be approved by a representative of Seller (which approval will not be unreasonably withheld) and (iii) to distribute to such employees such forms and other documents relating to employment by Newco after the Closing as Newco shall reasonably request.

                 (b) Benefits, Workers' Compensation. Seller agrees that, with respect to claims for workers' compensation and all claims under Seller's employee benefit programs by persons working for Seller with respect to the Acquired Dealership arising out of events occurring prior to the Closing Date, whether insured or otherwise (including, but not limited to, workers' compensation, life insurance, medical and disability programs), Seller will, at its own expense, honor or cause its insurance carriers to honor such claims in accordance with the terms and conditions of such programs or applicable workers' compensation statutes without interruption as a result of the employment by Newco of any such employees on or after the Closing Date.

                 (c) 401(k) Matters. Newco shall assume at Closing the Ken and Cindy Johns Automotive Group 401(k) Profit Sharing Plan (the "Seller's 401(k) Plan").

                 (d) Vacation Pay. Seller shall accrue in the Seller 1997 Balance Sheet a liability for the amount due for vacation pay with respect to employees of Seller for vacation due but not taken. Newco will thereafter assume responsibility under Newco's vacation program for such vacation due but not taken.

                 (e) Severance Pay. Seller will promptly reimburse Newco and otherwise hold Newco harmless from and against all direct and indirect costs, expenses and liabilities of any sort whatsoever arising from or relating to any claims by or on behalf of present or former employees of Seller in respect of severance pay and similar obligations relating to the termination of such employee's employment on or prior to the Closing Date.

                 (f) Purchaser's Plans. Effective as of the Closing Date until January 1, 1999 Purchaser shall continue the same health plans currently provided by Seller to its employees with respect to each employee of Seller who is hired by Newco pursuant to Section 2.4(a) ("Transferring Employees"), and after January 1, 1999, Purchaser shall cause each Transferring Employee to be provided with benefits on a basis substantially similar to Purchaser's normal practice.
         Purchaser shall cause each Transferring Employee to be covered under a group health plan that (i) provides medical and dental benefits to the Transferring Employee, (ii) credits such Transferring Employee, for the year during which such coverage under such group health plan begins, with any deductibles and copayments already incurred during such year under the group health plan maintained by Seller listed on
         Schedule 3.13(a), and (iii) waives any preexisting condition restrictions to the extent necessary to provide immediate coverage and to the extent such restrictions did not apply under the group health plan maintained by Seller. Purchaser shall cause the employee benefit plans and programs maintained after the Closing by Purchaser to recognize each Transferring Employee's years of service and level of seniority prior to the Closing Date with Seller and its affiliates for purposes of terms of employment and eligibility, vesting and benefit determination under such plans and programs (other than benefit accruals under any defined benefit pension plan).

         2.5 Closing. The Closing of the purchase and sale of the Assets as contemplated by this Agreement shall take place at the offices of Sutin Thayer & Browne, Two Park Square, 6565 Americas Parkway, Albuquerque, New Mexico 87110, on a date mutually established by the parties following the satisfaction or waiver of the conditions set forth in Article VIII or at such other time and place and on such other date as Purchaser and Seller shall agree; provided, that the conditions set forth in Article VIII shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "Closing Date."

                 (a) Delivery by Seller. At the Closing, Seller will deliver to Newco (unless delivered previously), the following:

                          (i) a duly executed Bill of Sale substantially in the form of Exhibit A hereto;

                          (ii) the Instruments of Assignment and Other
                          Instruments, in form and substance satisfactory to Newco, pursuant to Section 2.1(a)(ii);

                          (iii)true copies of any consents referred to in
                          Section 3.2 hereof;

                          (iv) the opinion of counsel referred to in Section 8.2(l) hereof;

                          (v) all the books and records of Seller pertaining to the Assets;

                          (vi) executed copies of the Leases referred to in Sections 6.14 and 7.6 hereto;

                          (vii)  executed copies of the Employment Agreements;
                          and

                          (viii) all other documents, instruments and writings required to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

                 (b) Delivery by Newco. At the Closing, Newco will deliver to Seller (unless previously delivered), the following:

                          (i) the certified or bank cashier's check referred to in Section 2.1(b) hereof;

                          (ii) the certificates representing Group 1 Common Stock pursuant to Section 2.1(b) hereof;

                          (iii) the Undertaking referred to in Section 2.1(c) hereof;

                          (iv) the opinion referred to in Section 8.3(b) hereof;

                          (v) executed copies of the Leases referred to in Sections 6.14 and 7.6 hereto;

                         (vi)  executed copies of the Employment Agreements; and

                          (vii) all other documents, instruments and writings required to be delivered by Newco at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                         OF SELLER AND THE STOCKHOLDERS

         The Seller and the Stockholders, jointly and severally, represent and warrant to Group 1 as follows:

         3.1 Approval and Authority; Title to Assets. The Seller has the full right, power and authority to enter into this Agreement and to perform all of its obligations under this Agreement, and the execution and delivery of this Agreement and the performance by Seller of its obligations under this Agreement require no further action or approval of any other person in order to constitute this Agreement as a binding and enforceable obligation of Seller. Except as disclosed in Schedule 3.1, Seller has good and indefeasible title to the Assets, free and clear of any claim, pledge, lien, charge, encumbrance, mortgage or other adverse claim.

         3.2 Authorization of Agreement - No Violation - No Consents. The Seller has full power and authority to enter into this Agreement and the other documents delivered pursuant to this Agreement (collectively, the "Documents"). Except as disclosed in Schedule 3.2, neither the execution and delivery by Seller and the Stockholders of the Documents, nor the performance by Seller and the Stockholders of their obligations under the Documents will (assuming receipt of all consents, approvals, authorizations, permits, certificates and orders disclosed as requisite in
Schedule 3.2) (a) violate or breach the terms of or cause a default under (i) any applicable Law, (ii) any applicable Order or any applicable rule or regulation of any Court or Governmental Authority, (iii) any applicable permits received from any Governmental Authority (iv) the articles of incorporation or bylaws or other organizational documents of Seller or (v) any contract or agreement to which Seller or the Stockholders are a party or by which they, or any of the Assets, are bound; or (b) result in the creation or imposition of any Lien on any of the Assets; or (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit, certificate or order of any Court or Governmental Authority; or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (a), (b) or (c) of this Section. Except for the applicable requirements, if any, of the HSR Act and as expressly contemplated by the Documents, no consent, action, approval or authorization of, or registration, declaration or filing with, any Court, Governmental Authority or any other person or entity is required to authorize, or is otherwise required in connection with, the execution and delivery of the Documents by any Seller, performance of the terms of the Documents or the validity or enforceability of the Documents. This Agreement and each Document delivered pursuant hereto constitutes the legal, valid and binding obligation of Seller and the Stockholders enforceable against each such Person in accordance with its terms.

         3.3 Subsidiaries; Equity Investments. Seller has not controlled directly or indirectly, or had any direct or indirect equity participation in any corporation during the five-year period preceding the date hereof.

         3.4 Financial Statements. Included in Schedule 3.4 are true and complete copies of the financial statements of Seller consisting of an unaudited balance sheet of Seller as of December 31, 1997 (the "Interim Balance Sheet") and the related unaudited statement of income for the twelve-month period then ended (collectively, the "Seller Interim Financial Statements"). Except as provided in Schedule 3.4, the Seller Interim Financial Statements present fairly the financial position of Seller and the results of its operations and changes in financial position as of the dates and for the periods indicated therein in conformity with GAAP. Except as provided in
Schedule 3.4, the Seller Interim Financial Statements do not omit to state any liabilities, absolute or contingent, required to be stated therein in accordance with GAAP. All accounts receivable of Seller reflected in the Seller Interim Financial Statements and as incurred since December 31, 1997 represent sales made in the ordinary course of business, are collectible (net of any reserves for doubtful accounts or applicable chargebacks shown in the Seller Interim Financial Statements) in the ordinary course of business and, except as disclosed in Schedule 3.4, are not in dispute or subject to counterclaim, set-off or renegotiation. Seller has delivered to Purchaser a report which contains an aged schedule of accounts receivable included in the Interim Balance Sheet.

         3.5 Undisclosed Liabilities. Except as and to the extent of the amounts specifically reflected or accrued for in the Interim Balance Sheet or as disclosed in Schedule 3.5, Seller does not have any material liabilities or obligations of any nature whether absolute, accrued, contingent or otherwise, and whether due or to become due. The reserves reflected in the Interim Balance Sheet are adequate, appropriate and reasonable in accordance with GAAP.

         3.6 Certain Agreements. Except as disclosed in Schedule 3.6, neither Seller nor any of its officers or directors, is a party to, or bound by, any contract, agreement or organizational document which purports to restrict, by virtue of a noncompetition, territorial exclusivity or other provision covering such subject matter purportedly enforceable by a third party against Seller or any of its officers or directors, the scope of the business or operations of Seller or any of its officers or directors, geographically or otherwise.

         3.7 Contracts and Commitments. Schedule 3.7 includes (i) a list of all contracts to which Seller is a party or by which its property is bound that involve consideration or other expenditure in excess of $50,000 or performance over a period of more than six months or that is otherwise material to the business or operations of Seller, taken as a whole ("Material Contracts"); (ii) a list of all real or personal property leases to which Seller is a lessee involving consideration or other expenditure in excess of $50,000 over the term of the lease ("Material Leases"); (iii) a list of all guarantees of, or agreements to indemnify or be contingently liable for, the payment or performance by any Person to which Seller is a party ("Guarantees") and (iv) a list of all contracts or other formal or informal understandings between Seller and any of their officers, directors, employees, agents or stockholders or their affiliates ("Related Party Agreements"). True and complete copies of each Material Contract, Material Lease, Guarantee and Related Party Agreement have been furnished to Group 1. All of the Material Contracts, Material Leases, Guarantees and Related Party Agreements are valid, binding and in full force and effect and are enforceable by the Seller in accordance with their terms. The Seller has performed all material obligations required to be performed by it to date under the Material Contracts, Material Leases, Guarantees and Related Party Agreements and Seller is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Seller or Stockholders, no other party to any of the Material Contracts, Material Leases, Guarantees or Related Party Agreements (with or without the lapse of time or the giving of notice, or both) is in breach or default in any material respect thereunder.

         3.8 Absence of Changes. Except as disclosed in Schedule 3.8, there has not been, since December 31, 1997, any material adverse change with respect to the business, assets, results of operations, prospects or condition (financial or otherwise) of Seller. Except as disclosed in Schedule 3.8, since December 31, 1997, Seller has not engaged in any transaction or conduct of any kind which would be proscribed by Section 6.3 herein after execution and delivery of this Agreement. Notwithstanding the preceding sentence, Seller makes no representation regarding, and need not disclose, increases in compensation (of the type contemplated in Section 6.3(f)) since December 31, 1997, for any employee who after such increase would receive annual compensation of less than $50,000.

         3.9     Tax Matters.

                 (a) Except for filings and payments of assessments the failure of which to file or pay will not materially adversely affect the Assets, (i) all Tax Returns which are required to be filed on or before the Closing Date by or with respect to Seller have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to Seller have been or will be satisfied in full, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

                 (b) No Tax Returns of or with respect to Seller for tax years subsequent to 1992 (other than a luxury tax audit) have been audited by the applicable Governmental Authority. The applicable statute of limitations has expired for all periods up to and including the periods set forth in Schedule 3.9(b).

                 (c) There is no claim against Seller for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Seller other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) in Schedule 3.9(c).

                 (d) There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Seller or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to Seller.

                 (e) The total amounts set up as liabilities for current and deferred Taxes in the Interim Balance Sheet are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, which are, or are hereafter found to be, or to have been, due by or with respect to Seller up to and through the periods covered thereby.

                 (f) All Tax allocation or sharing agreements affecting Seller shall be terminated prior to the Closing Date and no payments shall be due or will become due by Seller on or after the Closing Date pursuant to any such agreement or arrangement.

                 (g) Seller will not be required to include any amount in income for any taxable period as a result of a change in accounting method for any taxable period pursuant to any agreement with any Tax authority with respect to any such taxable period.

                 (h)      Seller has not consented to have the provisions of
         section 341(f)(2) of the Code apply with respect to a sale of its stock.

                 (i) From the end of its most recent tax year through the Closing Date, (a) Seller continuously has been and will be an S Corporation within the meaning of section 1361 of the Code, and (b) each holder of Seller common stock has been an individual resident of the United States or an estate or trust described in section 1361(c)(2) that is permitted to hold the stock of an S Corporation.

         3.10    Litigation.

                 (a) Except as disclosed in Schedule 3.10(a), there are no actions at law, suits in equity, investigations, proceedings or claims pending or, to the knowledge of Seller or Stockholders, threatened against or specifically affecting the Assets, Seller before or by any Court or Governmental Authority.

                 (b) Except as contemplated by this Agreement and except to the extent disclosed in Schedule 3.10(b), Seller has performed all obligations required to be performed by it to date and is not in default under, and, to the knowledge of Seller and the Stockholders, no event has occurred which, with the lapse of time or action by a third party could result in a default under any contract or other agreement to which Seller is a party or by which it or any of the Assets are bound or under any applicable Order of any Court or Governmental Authority.

         3.11 Compliance with Law. Except as disclosed in Schedule 3.11, Seller is in compliance with all applicable statutes and other applicable laws and all applicable rules and regulations of all federal, state, foreign and local governmental agencies and authorities.

         3.12 Permits. Except as disclosed in Schedule 3.12, Seller owns or holds all franchises, licenses, permits, consents, approvals and authorizations of all Governmental Authorities necessary for the operation of the Acquired Dealership. A listing of all such items owned or held by Seller, with their expiration dates, is included in Schedule 3.12. Each franchise, license, permit, consent, approval and authorization so owned or held is in full force and effect, and Seller is in compliance with all of its obligations with respect thereto, and no event has occurred which allows, or upon the giving of notice or the lapse of time or otherwise would allow, revocation or termination of any franchise, license, permit, consent, approval or authorization so owned or held.

         3.13    Employee Benefit Plans and Policies.

                 (a) Schedule 3.13(a) provides a description of each of the following which is sponsored, maintained or contributed to by Seller for the benefit of its employees, or has been so sponsored, maintained or contributed to within six years prior to the Closing
         Date:

                          (i) each "employee benefit plan," as such term is defined in Section 3(3) of ERISA ("Plan"); and

                          (ii) each personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not disclosed in Section 3.13(a)(i) ("Benefit Program or Agreement").

         True and complete copies of each of the Plans, Benefit Programs or Agreements, related trusts, if applicable, and all amendments thereto, have been furnished to Group 1.

                 (b) Seller's 401(k) Plan satisfies in form the requirements of Section 401 of the Code, except to the extent amendments are not required by law to be made until a date after the Closing Date, and has not been operated in a way that would adversely affect its qualified status.

                 (c) There has been no termination or partial termination of Seller's 401(k) Plan within the meaning of Section 411(d)(3) of the Code.

                 (d) There are no actions, suits or claims pending (other than routine claims for benefits) or threatened against, or with respect to, Seller's 401(k) Plan or its assets.

                 (e) There is no matter pending with respect to Seller's 401(k) Plan before the IRS, the Department of Labor or other Governmental Authority.

                 (f) All contributions required to be made to Seller's 401(k) Plan pursuant to its terms and the provisions of ERISA, the Code, or any other applicable Law have been timely made.

                 (g) Schedule 3.13(g) sets forth by name and job description of the employees of Seller with respect to the Acquired Dealership as of the date of this Agreement. None of said employees are subject to union or collective bargaining agreements. Seller has not at any time had or been threatened with any work stoppages or other labor disputes or controversies with respect to its employees.

         3.14    Properties.

                 (a) Seller owns, and will retain as Excluded Assets, the real properties described in Schedule 3.14(a)(1) (the "Owned Properties"). Seller does not lease any real property or any interest therein except as disclosed in Schedule 3.14(a)(2) (the "Leased Properties"), which sets forth the location and size of, principal improvements and buildings on, and Liens on the Leased Properties. True and correct copies of all Liens are attached to Schedule 3.14(a)(2) or have been delivered to Purchaser. Except as disclosed in Schedule 3.14(a)(2), with respect to each such parcel of Leased
         Property:

                          (i) Seller has a good, valid and enforceable leasehold interest in each parcel of its Leased Property, free and clear of any Lien other than Permitted Encumbrances;

                          (ii) there are no pending or, to the knowledge of Seller or Stockholders, threatened condemnation proceedings, suits or administrative actions relating to the Leased Properties or other matters affecting adversely the current use, occupancy or value thereof;

                          (iii) except as disclosed in Schedule 3.14(a)(iii), the legal descriptions for the parcels of Leased Property contained in the deeds thereof describe such parcels fully and adequately; the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, local comprehensive plan provisions, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), building code requirements, permits, licenses or other forms of approval by any Governmental Authority, and do not encroach on any easement which may burden the land;

                          (iv) all facilities have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in compliance with applicable laws, ordinances, rules and regulations;

                          (v) there are no contracts granting to any party or parties the right of use or occupancy of any portion of the parcels of Leased Property, except as disclosed in Schedule 3.14(a)(v);

                          (vi) there are no outstanding options or rights of first refusal to purchase the parcels of Leased Property, or any portion thereof or interest therein;

                          (vii) there are no parties (other than Seller) in possession of the parcels of Leased Property, other than tenants under any leases disclosed in Schedule 3.14(a)(vii) who are in possession of space to which they are entitled;

                          (viii) all facilities located on the parcels of Leased Property are supplied with utilities and other services necessary for the operation of such facilities;

                          (ix) each parcel of Leased Property abuts on and has direct vehicular access to a public road, or has access to a public road;

                          (x) all improvements and buildings on the Leased Property are in good repair and adequate for the use of such Leased Property in the manner in which presently used;

                          (xi) there are no material service contracts, management agreements or similar agreements which affect the parcels of Leased Property, except as set forth in Schedule 3.14(a)(xi); and

                          (xii) the owners of each parcel of real property leased to Seller as part of the Leased Properties have good and valid title to such properties, free and clear of any Lien other than Permitted Encumbrances.

                 (b) Except as disclosed in Schedule 3.14(b), Seller has good and marketable title to all of the Assets, free and clear of any Liens or restrictions on use. The Fixed Assets currently in use for the business and operations of Seller are in good operating condition, normal wear and tear excepted and have been maintained in accordance with sound industry practices.

         3.15 Insurance. Schedule 3.15 sets forth a list of all policies of insurance currently in effect relating to the business or operations of the Acquired Dealership (true and complete copies of which have been furnished to Group 1). Such insurance policies are in full force and effect. Seller is presently insured, and since the inception of operations by Seller has been insured, against such risks as companies engaged in the same or substantially similar business would, in accordance with good business practice, customarily be insured. Seller has given in a timely manner to its insurers all notices required to be given under such insurance policies with respect to all claims and actions covered by insurance, and, except as disclosed in Schedule 3.15, no insurer has denied coverage of any such claims or actions or reserved its rights in respect of or rejected any of such claims. Seller has not received any notice or other communication from any such insurer canceling or materially amending any of such insurance policies, and no such cancellation is pending or threatened.

         3.16 Affiliate Interests. Except as disclosed in Schedule 3.16, no employee, officer or director, or former employee, officer or director, of Seller has any interest in any property, tangible or intangible, including without limitation, patents, trade secrets, other confidential business information, trademarks, service marks or trade names, used in or pertaining to the business of Seller, except for the normal rights of employees and stockholders.

         3.17 Environmental Matters. Except as disclosed in Schedule 3.17, to the best knowledge of Seller and the Stockholders:

                 (a) Seller is in compliance with all Environmental Laws, including, without limitation, Environmental Laws with respect to discharges into the ground water, surface water and soil, emissions into the ambient air, and generation, accumulation, storage, treatment, transportation, transfer, labeling, handling, manufacturing, use, spilling, leaking, dumping, discharging, release or disposal of Hazardous Substances, or other Waste. Seller is not currently liable for any penalties, fines or forfeitures for failure to comply with any Environmental Laws. Seller is in compliance with all required notice, record keeping and reporting requirements of all Environmental Laws, and has complied with all informational requests or demands arising under the Environmental Laws.

                 (b) Seller has obtained, or caused to be obtained, and is in compliance with, all Licenses required by the Environmental Laws for the ownership of its properties and assets and the operation of its business as presently conducted, including, without limitation, all air emission, water discharge, water use and solid waste, hazardous waste and other Waste generation, transportation, transfer, storage, treatment or disposal Licenses (a listing of such items being included in Schedule 3.17(b)), and Seller is in compliance with all the terms, conditions and requirements of such Licenses, and copies of such Licenses have been made available to Group 1. There are no administrative or judicial investigations, notices, claims or other proceedings pending or, to the knowledge of Seller or Stockholders, threatened by any Governmental Authority or third parties against Seller or its business, operations, properties, or assets, which question the validity or entitlement of Seller to any License required by the Environmental Laws for the ownership of each of the respective properties and assets of Seller and the operation of its business.

                 (c) Seller has not received nor is aware of any non-compliance order, warning letter, investigation, notice of violation, claim, suit, action, judgment, or administrative or judicial proceeding pending or threatened against or involving Seller or its business, operations, properties, or assets, issued by any Governmental Authority or third party with respect to any Environmental Laws in connection with the ownership of its properties or assets or the operation of their business, which has not been resolved to the satisfaction of the issuing Governmental Authority or third party.

                 (d) Seller is in compliance with, and is not in breach of or default under any applicable writ, order, judgment, injunction, governmental communication or decree issued pursuant to the Environmental Laws and no event has occurred or is continuing which, with the passage of time or the giving of notice or both, would constitute such non-compliance, breach or default thereunder, or affect the Owned Properties or the Leased Properties.

                 (e) Seller has not generated, manufactured, used, transported, transferred, stored, handled, treated, spilled, leaked, dumped, discharged, released or disposed, nor has it arranged for any third parties to generate, manufacture, use, transport, transfer, store, handle, treat, spill, leak, dump, discharge, release or dispose of, Hazardous Substances or other waste in an amount so as to require remedial efforts to or at any location other than a site permitted to receive such Hazardous Substances or other waste, nor has it performed, arranged for or allowed by any method or procedure such generation, manufacture, use, transportation, transfer, storage, treatment, spillage, leakage, dumping, discharge, release or disposal in contravention of any Environmental Laws. Seller has not generated, manufactured, used, stored, handled, treated, spilled, leaked, dumped, discharged, released or disposed of, or arranged for any third parties to generate, manufacture, use, store, handle, treat, spill, leak, dump, discharge, release or dispose of, any material quantities of Hazardous Substances or other waste upon property currently or previously owned or leased by it, except in compliance with Environmental Laws.

                 (f) Seller has not caused a Release or Discharge of any material quantity of Hazardous Substance on, into or beneath the surface of the Owned Properties or the Leased Properties or to any properties adjacent thereto except in compliance with the Environmental laws. There has not occurred, nor is there presently occurring, a Release or Discharge, or threatened Release or Discharge, of any Hazardous Substance on, into or beneath the surface of the Owned Properties or the Leased Properties or to any properties adjacent thereto.

                 (g) Seller has not generated, handled, manufactured, treated, stored, used, shipped, transported, transferred, or disposed of, nor has it allowed or arranged, by contract, agreement or otherwise, for any third parties to generate, handle, manufacture, treat, store, use, ship, transport, transfer or dispose of, any material quantity of Hazardous Substance or other Waste to or at a site which, pursuant to CERCLA or any similar state law (i) has been placed on the National Priorities List or its state equivalent; or
         (ii) the Environmental Protection Agency or the relevant state agency has notified Seller that it has proposed or is proposing to place on the National Priorities List or its state equivalent. Seller has not received notice or have knowledge of any facts which could give rise to any notice, that Seller is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA, RCRA or any other applicable Environmental Laws. Seller has not submitted nor was required to submit any notice pursuant to
         Section 103(c) of CERCLA with respect to any properties owned by, or used in the business of, Seller. Seller has not received any written nor, to the knowledge of Seller or Stockholders, oral request for information in connection with any federal or state environmental cleanup site, or in connection with any of the real property or premises where Seller has transported, transferred or disposed of other Wastes. Seller has no been required to nor has undertaken any response or remedial actions or clean-up actions at the request of any Governmental Authorities or at the request of any other third party. Seller has no liability under any Environmental Laws for personal injury, property damage, natural resource damage, or clean up obligations.

                 (h) Seller has no Aboveground Storage Tanks or Underground Storage Tanks, except as disclosed in Schedule 3.17(h).

                 (i) The following have been made available to Group 1 regardless of their materiality, (i) all environmental audits, assessments or occupational health studies of which Seller or Stockholders are aware undertaken by Seller or Stockholders, or by any Governmental Authority, or by any third party, relating to Seller or any of the Owned Properties or the Leased Properties; (ii) the results of which Seller or Stockholders are aware of any ground, water, soil, air or asbestos monitoring undertaken by Seller, or by any Governmental Authority, or by any third party, relating to Seller, or any of the Owned Properties or the Leased Properties; (iii) all written communications between Seller and any Governmental Authority arising under or related to Environmental, Laws; and (iv) all citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting Seller or any of the Owned Properties or the Leased Properties.

                 (j) Schedule 3.17(j) contains a list of the assets of Seller which contain "asbestos" or "asbestos-containing material" (as such terms are identified under the Environmental Laws). Except as disclosed in Schedule 3.17(j), Seller has operated and continues to operate in compliance with all Environmental Laws governing the handling, use and exposure to and disposal of asbestos or asbestos-containing materials. Except as disclosed in Schedule 3.17(j), there are no claims, actions, suits, governmental investigations or proceedings before any Governmental Authority or third party pending, directly affecting or, to the knowledge of Seller or Stockholders, threatened against Seller or any of its assets or operations relating to the use, handling or exposure to and disposal of asbestos or asbestos-containing materials in connection with its assets and operations.

                 (k) Any references in this Section 3.17 to the "Owned Properties" or the "Leased Properties" are deemed to also refer to any properties previously owned or leased by Seller.

         3.18 Intellectual Property. Except with respect to the Excluded Assets and as set forth in Schedule 3.18, Seller owns, or is licensed or otherwise has the right to use all Intellectual Property that are necessary for the conduct of the business and operations of Seller as currently conducted.
To the knowledge of Seller or Stockholders, (a) the use of the Intellectual Property by Seller does not infringe on the rights of any Person, and (b) no Person is infringing on any right of Seller with respect to any Intellectual Property. No claims are pending or, to the knowledge of Seller or Stockholders, threatened that Seller is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.
To the knowledge of the Seller, no Person is infringing the rights of Seller with respect to any Intellectual Property. All of the Intellectual Property that is owned by Seller is owned free and clear of all encumbrances and was not misappropriated from any Person. All of the Intellectual Property that is licensed by Seller is licensed pursuant to valid and existing license agreements. The consummation of the transactions contemplated by this Agreement will not result in the loss of any Intellectual Property.

         3.19 Bank Accounts. Schedule 3.19 includes the names and locations of all banks in which Seller has an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto.

         3.20 Brokers. Except as disclosed in Schedule 3.20, no broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee, commission or payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

         3.21 Disclosure. Seller has disclosed in writing, or pursuant to this Agreement and the Schedules attached hereto, all facts material to the business, assets, prospects and condition (financial or otherwise) of Seller. No representation or warranty to Group 1 by Seller or Stockholders contained in this Agreement, and no statement contained in the Schedules attached hereto, any certificate, list or other writing furnished to Group 1 by Seller or Stockholders pursuant to the provisions hereof or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. All statements contained in this Agreement, the Schedules attached hereto, and any certificate, list, document or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be deemed a representation and warranty of Seller for all purposes of this Agreement.

         3.22 Assumed Liabilities. There are no Assumed Liabilities except as described in Annex IV. Except as disclosed on Schedule 3.22, Seller is not, and but for a requirement that notice be given or a period of time elapse or both would not be, in default under any agreements, or documents delivered in connection therewith, relating to the Assumed Liabilities, including any mortgages or security interests securing the debt created thereunder. Except as disclosed on Schedule 3.22, since December 31, 1997, neither Seller's funds nor any Assumed Liability has been directly or indirectly used or incurred, as the case may be, in connection with any Excluded Asset or to reduce any liability that is not an Assumed Liability. Without limiting the generality of the foregoing, except as disclosed on Schedule 3.22, since December 31, 1997, Seller's funds and Assumed Liabilities have been used or incurred, as the case may be, solely in the conduct, and for the benefit, of the Acquired Dealership.

         3.23 Accounts Receivable. All accounts and notes receivable of Seller in excess of $5,000 arose in the ordinary and usual course of its business, represent valid obligations due, and either have been collected or there is no legal impediment to their collection (subject only to bankruptcy stays sought by account debtors) in the ordinary and usual course of business in the net aggregate recorded amounts as reflected in the books of account of Seller in accordance with their terms.

         3.24 Inventory. The inventories of Seller included in the Assets consist in all respects of items of a quality, condition and a quantity usable or saleable in the normal course of the business of Seller, other than for normal obsolescence; and the amount at which all such items are carried or reflected in the Interim Financial Statements does not exceed the market or realizable value thereof.

                                   ARTICLE IV

                         ADDITIONAL REPRESENTATIONS AND
                   WARRANTIES OF SELLER AND THE STOCKHOLDERS

         The Seller and each Stockholder hereby, severally and not jointly, represent and warrant to Group 1 that:

         4.1 Investment Intent. The Seller intends to distribute some or all of the Closing Payment to its stockholders on or shortly after the Closing Date. The Seller and each Stockholder makes the following representations relating to his, her or its acquisition of shares of Group 1 Common Stock: (i) such Stockholder will be acquiring the shares of Group 1 Common Stock to be issued pursuant to the Acquisition to such Stockholder solely for such Stockholder's account, for investment purposes only and with no current intention or plan to distribute, sell or otherwise dispose of any of those shares in connection with any distribution (except by way of gift to a charitable foundation, provided that such foundation executes a customary investor representation letter with respect to exemptions from the Securities Act and any applicable state blue sky laws); (ii) such Stockholder is not a party to any agreement or other arrangement for the disposition of any shares of Group 1 Common Stock; (iii) such Stockholder is an "accredited investor" as defined in Securities Act Rule 501(a); (iv) such Stockholder (A) is able to bear the economic risk of an investment in the Group 1 Common Stock acquired pursuant to this Agreement, (B) can afford to sustain a total loss of that investment, (C) has such knowledge and experience in financial and business matters, and such past participation in investments, that he or she is capable of evaluating the merits and risks of the proposed investment in the Group 1 Common Stock,

(D) has received and reviewed the SEC Documents, (E) has had an adequate opportunity to ask questions and receive answers from the officers of Group 1 concerning any and all matters relating to the transactions contemplated hereby, including the background and experience of the current officers and directors of Group 1, the plans for the operations of the business of Group 1, the business, operations and financial condition of Group 1 and any plans of Group 1 for additional acquisitions, and (F) has asked all questions of the nature described in the preceding clause (E), and all those questions have been answered to his or her satisfaction; (v) such Stockholder acknowledges that the shares of Group 1 Common Stock to be delivered to such Stockholder pursuant to the Acquisition have not been and will not be registered under the Securities Act or qualified under applicable blue sky laws and therefore may not be resold by such Stockholder without compliance with Rule 144 of the Securities Act;
(vi) such Stockholder acknowledges that he or she has agreed, pursuant to
Section 10.8 herein, not to sell the shares of Group 1 Common Stock to be delivered to such Stockholder pursuant to the Acquisition for a period of one year from the Closing Date; (vii) such Stockholder, if a corporation, partnership, trust or other entity, acknowledges that it was not formed for the specific purpose of acquiring the Group 1 Common Stock; and (viii) without limiting any of the foregoing, such Stockholder agrees not to dispose of any portion of Group 1 Common Stock unless (1) a registration statement under the Securities Act is in effect as to the applicable shares and the disposition is made in accordance with that registration statement, (2) the Stockholder has notified Group 1 of the proposed disposition, disposition is made through Merrill, Lynch, Pierce, Fenner & Smith Incorporated or Goldman, Sachs & Co., Inc., or any of their successors or affiliates, subject to SEC Rule 144 and such disposition is made in compliance with any other requirements of the Securities Act, or (3) such disposition is made by gift to a charitable foundation in compliance with any applicable requirements of the Securities Act and any applicable state blue sky laws.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

         Each of Group 1 and Newco hereby represent and warrant, severally and not jointly, to Seller that:

         5.1 Corporate Organization. Each of Group 1 and Newco is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation with all requisite corporate power and authority to execute, deliver and perform this Agreement and each instrument required hereby to be executed and delivered by it at the Closing.

         5.2 Authorization. The execution and delivery by Group 1 and Newco of this Agreement, the performance by Purchaser of its obligations pursuant to this Agreement, and the execution, delivery and performance of each instrument required hereby to be executed and delivered by Purchaser at the Closing have been duly and validly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been, and each instrument, document or agreement required hereby to be executed and delivered by Purchaser at, or prior to, the Closing will then be, duly executed and delivered by Purchaser. This Agreement constitutes, and, to the extent it purports to obligate Purchaser, each such instrument, document or agreement will constitute (assuming due authorization, execution and delivery by each other party thereto), the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms.

         5.3 Approvals. Except for applicable requirements, if any, of the HSR Act, no filing or registration with, and no consent, approval, authorization, permit, certificate or order of any Court or Government Authority is required by any applicable Law or by any applicable Order or any applicable rule or regulation of any Court or Governmental Authority to permit Purchaser, to execute, deliver or consummate the transactions contemplated by this Agreement or any instrument required hereby to be executed and delivered by Purchaser at or prior to the Closing.

         5.4 Absence of Conflicts. Neither the execution and delivery by Purchaser of this Agreement or any instrument required hereby to be executed by it at or prior to the Closing nor the performance by Purchaser of its obligations under this Agreement or any such instrument will (a) violate or breach the terms of or cause a default under (i) any applicable Law, (ii) any applicable Order or any applicable rule or regulation of any Court or Governmental Authority, (iii) the organizational documents of Purchaser or (iv) any contract or agreement to which Purchaser is a party or by which it or any of its property is bound, or (b) result in the creation or imposition of any Liens on any of the properties or assets of Purchaser or any of its subsidiaries (other than any Lien created by Seller or any of its Subsidiaries), or (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit certificate or order of any Court or Governmental Authority or (d) with the passage of time or the giving of notice or the taking of any action by any third party have any of the effects set forth in clause (a), (b) or (c) of this Section, except, with respect to clauses (a), (b), (c) or (d) of this Section, where such matter would not have a material adverse effect on the business, assets, prospects or condition (financial or otherwise) of Purchaser and its subsidiaries, taken as a whole.

         5.5 Authorization For Group 1 Common Stock. All shares of Group 1 Common Stock issuable pursuant to the Acquisition are duly authorized and will, when issued, be validly issued, fully paid and nonassessable and not issued in violation of the preemptive rights of any stockholder of Group 1.

         5.6 SEC Documents. The SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934 and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Group 1 included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto, have been prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Group 1 and its consolidated subsidiaries as of the dates thereto and the consolidated results of their operations and cash flows for the periods then ended (except in the case of interim period financial information, for normal year-end adjustments).

                                   ARTICLE VI

                  COVENANTS OF THE SELLER AND THE STOCKHOLDERS

         6.1 Acquisition Proposals. Prior to the Closing Date, neither Seller, any of its officers, directors, employees or agents nor any Stockholder shall agree to, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition, business combination or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Seller, other than the transactions with Group 1 contemplated by this Agreement.

         6.2 Access. The Seller and the Stockholders shall afford Group 1's officers, employees, counsel, accountants and other authorized representatives access, during normal business hours throughout the period prior to the Closing Date, to all their properties, books, contracts, commitments and records related to the Dealerships and, during such period, Seller and the Stockholders shall furnish promptly to Group 1 any information concerning their business, properties and personnel related to the Acquired Dealership as Group 1 may reasonably request; provided, however, that no investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty made by Seller or the Stockholders pursuant to this Agreement.

         6.3 Conduct of Business by Seller Pending the Acquisition. Seller and the Stockholders covenant and agree that, from the date of this Agreement until the Closing Date, unless Group 1 shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement:

                 (a) The business of Seller shall be conducted only in, and Seller shall not take any action except in, the ordinary course of business and consistent with past practice. In connection therewith, the parties agree that Seller may dealer trade vehicles for similar models, but Seller shall not liquidate or otherwise dispose of any of its new vehicles other than in the ordinary course of business to retail buyers. Seller agrees to maintain its advertising expenditures and activities commensurate with prior business practices. Seller shall not advertise a "Going Out of Business" sale;

                 (b) Seller shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber, (A) any capital stock (or securities convertible into capital stock) of Seller or (B) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, any Assets, (ii) amend or propose to amend the articles of incorporation or bylaws (or other organizational documents) of Seller, (iii) split, combine or reclassify any outstanding capital stock of Seller, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to the capital stock of Seller whether now or hereafter outstanding, (iv) redeem, purchase or acquire or offer to acquire any of the capital stock of Seller, (v) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for borrowed money (other than floor plan indebtedness incurred in the ordinary course of business), or (vi) except in the ordinary course of business and consistent with past practice, enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this
         Section 6.3(b);

                 (c) Seller shall use its best efforts (i) to preserve intact the business organization of Seller, (ii) to maintain in effect any franchises, authorizations or similar rights of Seller, (iii) to keep available the services of its current officers and key employees,
         (iv) to preserve the goodwill of those having business relationships with it, (v) to maintain and keep its properties in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear, (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it, (vii) to collect its accounts receivable, (viii) to preserve in full force and effect all leases, operating agreements, easements, rights-of-way, permits, licenses, contracts and other agreements which relate to its assets (other than those expiring by their terms), and (ix) to perform or cause to be performed all of its obligations in or under any of such leases, agreements and contracts.

                 (d) Seller shall not make or agree to make any single capital expenditure or enter into any purchase commitments in excess of $150,000, provided, however, that expenditures related to new and used vehicle inventory made consistent with past practice and in the ordinary course of business shall not be deemed a violation of this
         Section 6.3(d);

                 (e) Seller shall perform its obligations under any contracts and agreements to which it is a party or to which its assets are subject, except for such obligations as Seller in good faith may dispute;

                 (f) Seller shall not increase the salary, benefits, stock options, bonus or other compensation of any officer, director or employee of Seller or its Subsidiaries, except in the ordinary course of business consistent with past practice; and shall not grant, to any individual, severance or termination pay that exceeds the lesser of
         (i) such individual's compensation for the calendar month immediately preceding such individual's grant of severance or termination pay, or
         (ii) $50,000;

                 (g) Seller shall not take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Acquisition set forth in Article VIII not being satisfied;

                 (h) Seller shall not (i) amend or terminate any Plan or Benefit Program or Agreement except as may be required by applicable law, (ii) increase or accelerate the payment or vesting of the amounts payable under any Plan or Benefit Program or Agreement, or (iii) adopt or enter into any personnel policy, stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement or any other employee benefit plan, agreement, arrangement, program, practice or understanding (other than the Plans and the Benefit Programs or Agreements);

                 (i) Seller shall not enter into any agreement or incur any obligation, the terms of which would be violated by the consummation of the transactions contemplated by this Agreement;

                 (j) Seller shall not directly or indirectly use Seller's funds or incur any Assumed Liability in connection with any Excluded Asset or to reduce any liability that is not an Assumed Liability. Without limiting the generality of the foregoing, Seller's funds and Assumed Liabilities will be used or incurred, as the case may be, solely for the benefit of the Acquired Dealership; and

                 (k) Notwithstanding anything to the contrary, no dividends or other form of distribution to the Stockholders shall be made after the date of the Interim Balance Sheet which will cause Seller to be in violation of manufacturer working capital or equity guidelines or requirements.

         6.4 Confidentiality. Seller agrees to cause its officers, directors, employees, representatives and consultants, to hold in confidence, and not to disclose, and the Stockholders shall hold and not disclose, to others for any reason whatsoever, any non-public information received by them or their representatives in connection with the transactions contemplated hereby, including but not limited to all terms, conditions and agreements related to this transaction, except (i) as required by law; (ii) for disclosure to officers, directors, employees and representatives of Seller as necessary in connection with the transactions contemplated hereby; and (iii) for information which becomes publicly available other than through the actions of Seller or the Stockholders. In the event the Acquisition is not consummated, Seller and the Stockholders will return all non-public documents and other material obtained from Group 1 or its representatives in connection with the transactions contemplated hereby or certify to Group 1 that all such information has been destroyed.

         6.5 Supplemental Disclosure. Seller shall have the continuing obligation until the Closing promptly to supplement or amend the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Schedules; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended Schedule shall not be deemed to have been disclosed as of the date of this Agreement for purposes of determining whether any Closing conditions have been satisfied, unless so agreed in writing by Purchaser.

         6.6 Consents. Subject to the terms and conditions of this Agreement, Seller shall (i) cooperate with Purchaser in obtaining all consents, waivers, approvals (including all applicable automobile manufacturers approvals, and such approvals shall not contain any unreasonably burdensome restrictions on Purchaser), authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Acquisition; and (ii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary or proper to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         6.7 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental authority or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Closing, Seller and the Stockholders agree to cooperate and use reasonable efforts to defend against and respond thereto.

         6.8 Stockholders' Agreements Not to Sell. Except as otherwise contemplated by this Agreement, each of the Stockholders hereby covenants and agrees not to sell, pledge, transfer or dispose of or encumber any shares of Seller common stock currently owned, either beneficially or of record, by such Stockholder.

         6.9 Intellectual Property Matters. Seller shall use its best efforts to preserve its ownership rights to the Intellectual Property free and clear of any liens, claims or encumbrances and shall use its best efforts to assert, contest and prosecute any infringement of any issued foreign or domestic patent, trademark, service mark, trade name or copyright that forms a part of the Intellectual Property or any misappropriation or disclosure of any trade secret, confidential information or know-how that forms a part of the Intellectual Property.

         6.10 Removal of Related Party Guarantees. Seller and the Stockholders agree to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to terminate, waive or release all guarantees by Seller ("Related Guarantees") of indebtedness or other obligations of any of Seller's officers, directors, shareholders or employees or their affiliates; except for those Related Guarantees that are disclosed in Schedule 6.10 as guarantees that shall not be subject to this Section 6.10. All Related Guarantees are disclosed in Schedule 6.10.

         6.11 Termination of Related Party Agreements. Seller and the Stockholders agree to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to terminate the Related Party Agreements except those Related Party Agreements that are disclosed in Schedule 6.11 as agreements that shall not be subject to this
Section 6.11.

         6.12 Related Party Agreements. Seller and the Stockholders agree not to enter into any Related Party Agreements or engage in any transactions with the Stockholders or their affiliates; except for those Related Party Agreements or transactions with affiliates that are disclosed in Schedule 6.12 as agreements or transactions that shall not be subject to this Section 6.12.

         6.13    Release.

         (a) AS OF THE CLOSING, SELLER AND EACH OF THE STOCKHOLDERS DOES HEREBY FOR HIMSELF OR HIS HEIRS, EXECUTORS, ADMINISTRATORS AND LEGAL REPRESENTATIVES REMISE, RELEASE, ACQUIT AND FOREVER DISCHARGE PURCHASER AND THE ACQUIRED DEALERSHIP OF AND FROM ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION AND OBLIGATIONS OF EVERY NATURE WHATSOEVER, LIQUIDATED OR UNLIQUIDATED, KNOWN OR UNKNOWN, MATURED OR UNMATURED, FIXED OR CONTINGENT, WHICH EACH OF SUCH INDIVIDUALS NOW HAS, OWNS OR HOLDS OR HAS AT ANY TIME PREVIOUSLY HAD, OWNED OR HELD AGAINST PURCHASER OR THE ACQUIRED DEALERSHIP INCLUDING WITHOUT LIMITATION ALL LIABILITIES CREATED AS A RESULT OF THE NEGLIGENCE, GROSS NEGLIGENCE AND WILLFUL ACTS OF SELLER OR THE ACQUIRED DEALERSHIP OR THEIR AFFILIATES, EMPLOYEES AND AGENTS, EXISTING AS OF THE CLOSING OR RELATING TO ANY MATTER THAT OCCURRED ON OR PRIOR TO THE CLOSING; PROVIDED, HOWEVER, THAT ANY CLAIMS, LIABILITIES, DEBTS OR CAUSES OF ACTION THAT MAY ARISE IN CONNECTION WITH THE FAILURE OF ANY OF THE PARTIES HERETO TO PERFORM ANY OF THEIR OBLIGATIONS HEREUNDER OR UNDER ANY OTHER AGREEMENT RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY OR FROM ANY BREACHES BY ANY OF THEM OF ANY REPRESENTATIONS OR WARRANTIES HEREIN OR IN CONNECTION WITH ANY OF SUCH OTHER AGREEMENTS SHALL NOT BE RELEASED OR DISCHARGED PURSUANT TO THIS AGREEMENT; AND PROVIDED FURTHER ANY LIABILITIES UNDER PLANS OR BENEFIT PROGRAMS OR AGREEMENTS LISTED ON THE SCHEDULES HERETO SHALL NOT BE RELEASED.

         (b) SELLER AND EACH OF THE STOCKHOLDERS REPRESENTS AND WARRANTS THAT HE HAS NOT PREVIOUSLY ASSIGNED OR TRANSFERRED, OR PURPORTED TO ASSIGN OR TRANSFER, TO ANY PERSON OR ENTITY WHATSOEVER ALL OR ANY PART OF THE CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION OR OBLIGATIONS RELEASED HEREIN. SELLER AND EACH OF THE STOCKHOLDERS COVENANTS AND AGREES THAT HE WILL NOT ASSIGN OR TRANSFER TO ANY PERSON OR ENTITY WHATSOEVER ALL OR ANY PART OF THE CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION OR OBLIGATIONS TO BE RELEASED HEREIN. SELLER AND EACH OF THE STOCKHOLDERS REPRESENTS AND WARRANTS THAT HE HAS READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS SECTION 6.13 AND THAT HE HAS BEEN REPRESENTED BY LEGAL COUNSEL OF HIS OWN CHOOSING IN CONNECTION WITH THE NEGOTIATION, EXECUTION AND DELIVERY OF THIS AGREEMENT.

         6.14 Leases. Seller and the Stockholders agree to cause United Constructors Limited Company to enter into a lease agreement with Newco on the basic terms, and covering the real properties and improvements, described on Exhibit C. Furthermore, Group 1 will use commercially reasonable efforts within the parameters of such lease agreements to structure a lease that will not prevent the transfer of the related real estate to a real estate investment trust should the applicable landlord so request.

         6.15    Employment Agreements.  Mr. Kenneth E. Johns and Mrs. Cynthia
C. Johns agree to enter into employment agreements (the "Employment Agreements") with Group 1 and Newco in form and substance substantially similar to Exhibit D attached hereto.

         6.16 Audit of Seller Operations. Seller agrees to cause Peltier, Gustafson & Miller, P.A. to conduct an audit of the operations of Seller for its year ended December 31, 1997, and to cooperate with Arthur Andersen & Company to produce an audited balance sheet of Seller as of December 31, 1997 (the "Seller 1997 Balance Sheet") and the related audited statements of income, changes in stockholders' equity and cash flows for the year then ended (including the notes thereto) prepared in accordance with GAAP (collectively, the "Seller 1997 Financial Statements," and together with the Seller Interim Financial Statements, the "Seller Financial Statements"). Seller further agrees to complete and provide to Group 1 the Seller 1997 Financial Statements as soon as reasonably practicable. Seller covenants that the financial position and results of operations of Seller set forth in the Seller 1997 Financial Statements will not be materially different from the financial position and results of operations of Seller set forth in the Interim Financial Statements, except for the amount required to record the charge back reserve liability. Fees incurred by Peltier, Gustafson & Miller, P.A. will be paid by Seller, and fees incurred by Arthur Andersen & Company will be paid by Group 1.

         6.17 Allocation of Purchase Price. The parties hereto agree that the Purchase Price is allocated for the purposes of Section 1060 of the Code, in accordance with the value set forth for each class of Asset, listed on the attached Annex V ("Allocation of Purchase Price"). Prior to Closing the parties will agree on the value of the Group 1 Common Stock as part of the Closing Payment for purposes of determining the purchase price of the Assets. The parties hereto agree that each of them will timely file with the Internal Revenue Service Form 8594 and that all tax returns or other tax information any party hereto files or cause to be filed with any governmental agency including the Internal Revenue Service, will be prepared in a manner that is consistent with this Section 6.17.

         6.18 Record Retention. For a period of six years after the Closing, Seller and the Stockholders agree that prior to the destruction or disposition of any such books or records pertaining to Seller's business which relate to the Assets, Seller and the Stockholders shall provide not less than 60 days prior written notice to Purchaser of any such proposed destruction or disposal. If Purchaser desires to obtain any of such documents, it may do so by notifying Seller in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents which the Purchaser wishes to obtain. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by Purchaser.

                                  ARTICLE VII

                             COVENANTS OF PURCHASER

         7.1 Confidentiality. Purchaser agrees, and Purchaser agrees to cause its officers, directors, employees, representatives and consultants, to hold in confidence all, and not to disclose to others for any reason whatsoever, any non-public information received by it or its representatives in connection with the transactions contemplated hereby except (i) as required by law; (ii) for disclosure to officers, directors, employees and representatives of Purchaser as necessary in connection with the transactions contemplated hereby or as necessary to the operation of Purchaser's business; and (iii) for information which becomes publicly available other than through the actions of Purchaser. In the event the Acquisition is not consummated, Purchaser will return all non-public documents and other material obtained from Seller or its representatives in connection with the transactions contemplated hereby or certify to Seller that all such information has been destroyed.

         7.2 Reservation of Group 1 Common Stock. Group 1 shall reserve for issuance and shall issue, out of its authorized but unissued capital stock, such number of shares of Group 1 Common Stock as may be issuable upon consummation of the Acquisition.

         7.3 Consents. Subject to the terms and conditions of this Agreement, Purchaser shall (i) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Acquisition; and (ii) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         7.4 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Closing, Purchaser agrees to cooperate and use reasonable efforts to defend against and respond thereto.

         7.5     New Limited Partnership Relationship.

                 (a) Newco shall form a limited partnership relationship with Premier Auto Finance L.P. ("Premier") similar to the current relationship among Seller, Premier and Fiesta Family Partners, Ltd. ("Fiesta"). Benefits flowing from business written with Premier through Fiesta prior to the formation of the new partnership will constitute Excluded Assets. Benefits from the new partnership will accrue to the benefit of Newco.

                 (b) All benefits from sales of credit life, accident, health and service contract products consummated by the Acquired Dealership will accrue to the benefit of Newco. Until December 31, 1998, Newco will conduct business with parties mutually acceptable to Seller and Newco.

         7.6 Leases. Newco agrees, and Group 1 agrees to cause Newco, to enter into a lease agreement with United Constructors Limited Company on the basic terms, and covering the real properties and improvements, described on Exhibit C. Furthermore, Group 1 and Newco will use commercially reasonable efforts within the parameters of such lease agreement to structure a lease that will not prevent the transfer of the related real estate to a real estate investment trust should the applicable landlord so request.

         7.7 Employment Agreements. Group 1 and Newco agree to enter into Employment Agreements with Mr. Kenneth E. Johns and Mrs. Cynthia C. Johns in form and substance substantially similar to Exhibit D attached hereto.

         7.8 Allocation of Purchase Price. Purchaser and Seller agree that the Purchase Price is allocated for the purposes of Section 1060 of the Code, in accordance with the value set forth for each class of Asset, as listed on
the attached Annex V ("Allocation of Purchase Price").    Prior to Closing the
parties will agree on the value of the Group 1 Common Stock as part of the Closing Payment for purposes of determining the purchase price of the Assets. The parties hereto agree that each of them will timely file with the Internal Revenue Service Form 8594 and that all tax returns or other tax information any party hereto files or cause to be filed with any governmental agency including the Internal Revenue Service, will be prepared in a manner that is consistent with this Section 7.8.

         7.9 Security for Newco Loans. Purchaser shall not require Seller or any Stockholder to serve as obligors under any floor plan or credit facilities to which Newco is a party.

         7.10    Guaranteed Price.         If Seller or a Stockholder, or any
family foundation to which a Stockholder or Seller has transferred shares of Group 1 Common Stock, sells any of the Group 1 Common Stock received by such Stockholder or Seller pursuant to this Agreement at the Closing as part of the Closing Payment for a per share price of less than twelve dollars ($12.00), subject to adjustment for stock splits and stock dividends, Group 1 shall pay, within 30 days after such sale, in cash the difference between the purchase price for shares sold and the price such Stockholder, Seller or family foundation, as the case may be, would have received if the shares were sold at $12.00 per share, subject to adjustment for stock splits and stock dividends; provided, that this Section 7.10 shall only apply to sales (i) occurring after the expiration of the Restricted Period and (ii) made in the public market; and provided, further that this Section 7.10 shall terminate on the date 10 years after the Closing Date.

                                  ARTICLE VIII

                                   CONDITIONS

         8.1 Conditions Precedent to Obligation of Each Party to Effect the Acquisition. The respective obligations of each party to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) No Order shall have been entered and remain in effect in any action or proceeding before any Court or Governmental Authority that would prevent or make illegal the consummation of the Acquisition;

                 (b) There shall have been obtained any and all permits, approvals and consents of securities or "blue sky" commissions of each jurisdiction and of any other governmental agency or authority, with respect to the consummation of the Acquisition; and

                 (c) The applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

         8.2 Additional Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to effect the Acquisition is also subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) The representations and warranties of Seller contained in Article III and Article IV, respectively, shall be true and correct in all respects as of the date when made and as of the Closing Date as though such representations and warranties had been made at and as of the Closing Date, and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller and Stockholders on or before the Closing Date shall have been duly complied with and performed in all respects, in each case except for breaches as to matters that, in the aggregate, are not reasonably likely to result in Indemnifiable Damages (as defined in Section 9.1(a) below) in excess of $100,000. A certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Seller and each of the Stockholders shall have been delivered to Group 1;

                 (b) There shall have been obtained any and all permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other Governmental Authority and of any automobile manufacturer, that reasonably may be deemed necessary so that the consummation of the Acquisition and the transactions contemplated thereby will be in compliance with applicable laws;

                 (c) Purchaser shall have received all requisite manufacturer's approvals of the Acquisition and the transactions contemplated thereby;

                 (d) Purchaser shall have received evidence, satisfactory to Purchaser, that all Related Party Agreements shall have been terminated and all Related Guarantees shall have been terminated, waived or released pursuant to Sections 6.10 and 6.11 hereto;

                 (e) Purchaser shall have received executed representations from Seller and each Stockholder stating that such Seller or Stockholder (with respect to shares owned beneficially or of record by him, her or it) has no current plan or intention to sell or otherwise dispose of the Group 1 Common Stock to be received by him, her or it in the Acquisition, except as provided in Section 4.1 herein;

                 (f) Since the date of this Agreement, no material adverse change in the business, condition (financial or otherwise), assets, operations or prospects of Seller shall have occurred, and Seller shall not have suffered any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Seller, and Group 1 shall have received a certificate signed by the chief executive officer of Seller dated the Closing Date to such effect;

                 (g) Receipt by Group 1 of current or updated Phase I Environmental Surveys, at Seller's expense, prepared by a firm approved in writing by Group 1, showing no environmental problems or recommended actions, which will be performed at the discretion of Group 1;

                 (h) Receipt by Group 1, at Sellers's expense, of a title commitment, issued by a title company, approved by Group 1, subject only to the exceptions described in Schedule 8.2(h) ("Permitted Title Exceptions");

                 (i) Receipt by Group 1, at Seller's expense, of a current ALTA survey of the Leased Properties showing the location of any improvements, prepared by a licensed surveyor approved by Group 1;

                 (j) Receipt by Group 1 of the Lease Agreement executed by United Constructors Limited Company in accordance with Section 6.14 herein;

                 (k) Receipt by Group 1 of Employment Agreements executed by the Stockholders in accordance with Section 6.15 herein;

                 (l) Group 1 and Newco shall have received a favorable opinion of Sutin Thayer & Browne A Professional Corporation, counsel to Seller, dated the Closing Date, with respect to the matters set forth in Exhibit E hereto;

                 (m) Receipt by Group 1 of the Seller 1997 Financial Statements, provided further, that the Seller 1997 Financial Statements shall not reflect any material adverse change from the Seller Interim Financial Statements;

                 (n)      Satisfaction or waiver of the conditions set forth in
         Article VIII of the Other Agreement and the simultaneous closing of the Other Acquisition; and

                 (o) The Board of Directors of Group 1 shall have approved the Acquisition.

         8.3 Additional Conditions Precedent to Obligations of Seller and the Stockholders. The obligation of the Stockholders to effect the Acquisition is also subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) The representations and warranties of Group 1 contained in Article V shall be true and correct in all respects as of the date when made and as of the Closing Date as though such representations and warranties had been made at and as of the Closing Date; all the terms, covenants and conditions of this Agreement to be complied with and performed by Group 1 on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of Group 1 shall have been delivered to Seller.

                 (b) Seller shall have received a favorable opinion of Vinson & Elkins L.L.P., Counsel to Purchaser, dated the Closing Date, with respect to the matters set forth in Exhibit F hereto.

                 (c) Seller shall have received from Purchaser a Non-Taxable Transaction Certificate relating to Newco's acquisition of Seller's parts inventory for resale.

                                   ARTICLE IX

                                INDEMNIFICATION

         9.1 Agreement by Seller and the Stockholders to Indemnify. Seller and each Stockholder agree jointly and severally to indemnify, defend and hold Purchaser harmless (subject to the limitations set forth in Section 9.1(e) below) from and against the aggregate of all Indemnifiable Damages (as defined below).

                 (a) For purposes of this Agreement, "Indemnifiable Damages" means, without duplication, the aggregate of all losses incurred or suffered by Purchaser, on a pre-tax consolidated basis to the extent (i) resulting from any breach of a representation or warranty made by Seller or the Stockholders in or pursuant to this Agreement (provided, however, that for purposes of this indemnification, the representation and warranty contained in Section
         3.17 of this Agreement shall be deemed to have been made without the qualification of knowledge), (ii) resulting from any breach of the covenants or agreements made by Seller or the Stockholders pursuant to this Agreement, or (iii) resulting from any inaccuracy in any certificate or environmental report delivered by Seller or the Stockholders pursuant to this Agreement. For purposes of this Agreement, the term "loss" shall mean any and all direct or indirect payments, obligations, assessments, losses, loss of income, liabilities, fines, penalties, costs and expenses paid or incurred, or diminutions in value of any kind or character (whether known or unknown, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise) that have occurred, including without limitation penalties, interest on any amount payable to a third party as a result of the foregoing and any legal or other expenses reasonably incurred in connection with investigating or defending any demands, claims, actions or causes of action that, if adversely determined, would likely result in losses, and all amounts paid in settlement of claims or actions.

                 (b) Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, Purchaser shall have the right to be put in the same pre-tax consolidated financial position as Purchaser would have been in had each of the representations and warranties of Seller and the Stockholders hereunder been true and correct and had the covenants and agreements of Seller and the Stockholders hereunder been performed in full.

                 (c) Each of the representations and warranties made by Seller and the Stockholders in this Agreement or pursuant hereto shall survive for a period of three years after the Closing Date except (i) the representations and warranties of Seller and the Stockholders contained in Section 2.4(c)(i), Section 3.13 and Section 3.17 shall survive for five years, (ii) the representations and warranties of Seller and the Stockholders contained in Section 3.9 shall survive until all applicable limitations periods have expired and (iii) the representations and warranties of Seller and the Stockholders contained in Sections 3.1, 3.2, 3.3, 3.14(a)(i), 3.14(a)(xii) and 4.1
         shall not expire, but shall continue indefinitely. No claim for the recovery of Indemnifiable Damages may be asserted by Purchaser against Seller or the Stockholders after such representations and warranties shall expire, provided, however, that claims for Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation (and whether or not such party was negligent in connection with any such investigation), each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

                 (d) If Purchaser believes it is entitled to a claim for any Indemnifiable Damages hereunder, Purchaser shall promptly give written notice to Seller and to the Stockholders of such claim and do the amount or the estimated amount of such claim, and the basis for such claim. If Seller or the Stockholders do not pay the amount of the claim for Indemnifiable Damages to Purchaser within 10 days, then Purchaser may exercise its respective rights under Section 9.3 and/or take any action or exercise any remedy available to it by appropriate legal proceedings to collect the Indemnifiable Damages.

                 (e) Notwithstanding anything to the contrary contained in this Section 9.1, Seller's and the Stockholders' liability for Indemnifiable Damages shall be limited as follows:

                          (1)     Purchaser shall have no claim for
                                  Indemnifiable Damages unless and until all Indemnifiable Damages incurred by Purchaser exceed an aggregate of $45,000 (the "Basket Amount"), in which event Seller and the Stockholders shall be liable for only such Indemnifiable Damages in excess of the Basket Amount; provided, however, that (A) the Basket Amount shall be reduced by the amount of any Indemnifiable Damages attributable to any matter set forth in any supplement or amendment to any Schedule, any breach of representation or warranty or any failure to comply with or perform any covenant, and (B) Purchaser shall have no obligation to close the transaction if such Indemnifiable Damages exceed $45,000. For example, (x) if the aggregate amount of such Indemnifiable Damages set forth in any supplement or amendment, or attributable to any breach of representation or warranty or failure to comply with or perform any covenant were $40,000, Purchaser would be obligated to close the transaction (assuming all closing conditions of Purchaser (other than Section 8.2(a) relating to representations and warranties) have been satisfied or waived) and the Basket Amount after the Closing would be $5,000; and (y) if such Indemnifiable Damages amounted to $200,000, Purchaser would not be obligated to close the transaction; but if it chooses to close the transaction, the Basket Amount after the closing would be $0, and Seller and the Stockholders would have an indemnification obligation to Purchaser of $155,000.

                          (2) The total amount of Indemnifiable Damages for which Seller and the Stockholders shall be liable to Group 1 shall not exceed the value of the consideration received in the Acquisition, of which the stock portion shall be valued as provided in Section 2.3 herein.

         9.2 Agreement by Purchaser to indemnify. Purchaser agrees to indemnify, defend and hold Seller harmless from and against the aggregate of all Seller Indemnifiable Damages (as defined below).

                 (a) For purposes of this Agreement, "Seller Indemnifiable Damages" means, without duplication, the aggregate of all losses incurred or suffered by Seller, on a pre-tax consolidated basis, to the extent (i) resulting from any breach of a representation or warranty made by Purchaser in or pursuant to this Agreement, (ii) resulting from any breach of the covenants or agreements made by Purchaser in or pursuant to this Agreement, or (iii) resulting from any inaccuracy in any certificate delivered by Purchaser pursuant to this Agreement.

                 (b) Without limiting the generality of the foregoing, with respect to the measurement of Seller Indemnifiable Damages, Seller has the right to be put in the same pre-tax consolidated financial position as it would have been in had each of the representations and warranties of Purchaser hereunder been true and correct and had the covenants and agreements of Purchaser hereunder been performed in full.

                 (c) Each of the representations and warranties made by Purchaser in this Agreement or pursuant hereto shall survive for a period of three years after the Closing Date. No claim for the recovery of Seller Indemnifiable Damages may be asserted by Seller against Purchaser after such representations and warranties shall thus expire, provided, however, that claims for Seller Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation (and whether or not such party was negligent in connection with any such investigation), each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

                 (d) In the event that Seller believes it is entitled to a claim for any Seller Indemnifiable Damages hereunder, Seller shall promptly give written notice to Purchaser of such claim and the amount or the estimated amount of such claim, and the basis for such claim.

         9.3 Conditions of Indemnification. The obligations and liabilities of Seller, the Stockholders and Purchaser hereunder with respect to their respective indemnities pursuant to this Article IX resulting from any claim or other assertion of liabilities by third parties (hereinafter called collectively "Claims"), shall be subject to the following terms and conditions:

                 (a) the party seeking indemnification (the "Indemnified Party") must give the other party or parties, as the case may be (the "Indemnifying Party"), notice of any such Claim 10 business days after the Indemnified Party receives notice thereof (provided that failure to give notice within such 10 day period does not relieve the Indemnifying Party of his obligations to indemnify the Indemnified Party hereunder, except to the extent that such Indemnifying Party is harmed by the failure of the Indemnified Party to provide timely notice);

                 (b) the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Claim; provided, however, if a Claim is made against Purchaser, then Purchaser shall have the right to control the defense of the Claim;

                 (c) if the Indemnifying Party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the Indemnified Party shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Claim at any time prior to settlement, compromise or final determination thereof);

                 (d) anything in this Section 9.3 to the contrary notwithstanding, (A) the Indemnified Party shall have the right, at its own cost and expense, to have its own counsel to protect its own interests and participate in the defense, compromise or settlement of the Claim, (B) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to entry of any judgement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim, and (C) the Indemnified Party, by counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Claim, and the Indemnifying Party and the Indemnified Party and their respective counsel shall cooperate with respect to such Claim.

         9.4 Applicability. THE PROVISIONS OF THIS ARTICLE IX SHALL APPLY NOTWITHSTANDING THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE INDEMNIFIED PARTY. IF BOTH THE INDEMNIFIED PARTY AND THE INDEMNIFYING PARTY ARE NEGLIGENT OR OTHERWISE AT FAULT OR STRICTLY LIABLE WITHOUT FAULT, THE CONTRACTUAL OBLIGATIONS OF INDEMNIFICATION UNDER THIS
ARTICLE IX SHALL CONTINUE, BUT THE INDEMNIFYING PARTY SHALL INDEMNIFY THE INDEMNIFIED PARTY ONLY FOR THE PERCENTAGE OF RESPONSIBILITY FOR THE DAMAGE OR INJURIES ATTRIBUTABLE TO THE INDEMNIFYING PARTY.

         9.5 Statutory Requirement. If a court of competent jurisdiction determines that the provisions of Section 56-7-1 NMSA 1978, as amended, are applicable to this Agreement or any claim arising under this Agreement, then any agreement to indemnify in connection with this Agreement will not extend to liability, claims, damages, losses or expenses, including attorney fees, arising out of (1) the preparation or approval of maps, drawings, opinions, reports, surveys, change orders, designs or specifications by the indemnitee, or the agents or employees of the indemnitee, or (2) the giving of or the failure to give directions or instructions by the indemnitee, or the agents or employees of the indemnitee, where such giving or failure to give directions or instructions is the primary cause of bodily injury to persons or damage to property.


                                   ARTICLE X

                                 MISCELLANEOUS

         10.1 Schedules to this Agreement. The Schedules to this Agreement contain all disclosure required to be made by Seller and the Stockholders under the various terms and provisions of this Agreement.

         10.2    Certain Post-Closing Payments.

                 (a) As soon as reasonably practicable after completion of the audited Group 1 consolidated financial statement for the year ending December 31, 1998, but in no event later than April 30, 1999, Seller shall receive from Newco a Post-Closing Payment calculated as follows: (i) the annualized income before income taxes of the Acquired Dealerships from Closing through December 31, 1998 will be determined based on the statements of operations of Newco and Other Newco included in the 1998 audited Group 1 consolidated financial statements (such statement of operations to be based upon the books and records of Newco and Other Newco); (ii) from this amount $4,425,000 will be deducted; and (iii) the result will be multiplied by 2.7. For purposes of this calculation, finance earnings will include earnings as reported in the December 31, 1998, Premier Auto Finance L.P. report of Newco's participation in the limited partnership (before the deferral relating to FASB #125) and will include income earned from Resource Group (or similar providing entity mutually agreeable to the parties) with respect to 1998 credit life, accident and health insurance and extended service contract operations of Newco and Other Newco. Prior to December 31, 1998, (i) the programs for finance, service and insurance income will not be changed without Seller's consent, (ii) Group 1 will not require Newco to change to more costly or less efficient providers than those used prior to Closing without Seller's consent, and (iii) any Group 1 allocations of indirect costs, indirect overhead or goodwill amortization will not be included in income before income taxes for purposes of the computation. The amount of this Post-Closing Payment will be paid in cash up to an amount of $3,445,000. Any amount payable up to and including this initial cash amount of $3,445,000 will be escalated at 8% per annum from the Closing Date. Any amounts due over $3,445,000 (as escalated) will be paid 50% in cash and 50% in Group 1 Common Stock at the Designated Value of Group 1 Common Stock as of the date of payment (such date to be fixed at least two weeks in advance of the payment, i.e. no later than April 16, 1999) and in accordance with the procedures, including the dispute resolution
         procedures, set forth for the payment of the Closing Payment.   The
         parties hereto acknowledge that this Section 10.2(a) and Section 10.2(a) of the Other Agreement each require only one calculation and payment. Annualized income before income taxes of each Acquired Dealership shall equal (i) pre-tax income as previously described and included in the 1998 operations of Group 1, (ii) divided by the number of months the Acquired Dealership is included in the 1998 operations of Group 1, and (iii) which quotient shall be multiplied by 12. This same method of annualization shall be used with respect to the Additional Dealerships, if annualization is required by Section 10.2(b)(ii).

                 (b) As additional consideration for the Assets, Seller and Stockholders are required to participate in Group 1's acquisition of Additional Dealerships (as defined below) following the Closing and to assume, with the mutual consent of Group 1 and Stockholders, managerial responsibility for such Additional Dealerships. As partial consideration for such participation, Group 1 will pay Seller as follows: (i) the income before income taxes of each Additional Dealership will be determined for the applicable Calculation Year and multiplied by 5.5, (ii) from this amount the Group 1 investment in the applicable Additional Dealership will be deducted, and (iii) the difference will be paid to Seller 50% in Group 1 Common Stock and 50% in cash.

                 For purposes of this Section 10.2(b), (i) Additional Dealerships shall mean any dealerships acquired from the Closing Date through December 31, 2000, and those acquisitions which are in progress at such date and are consummated on or before June 30, 2001, which become part of the executive management responsibility of Stockholders and Seller; (ii) Calculation Year shall mean, with respect to each Additional Dealership, the first full calendar year following Group 1's completed acquisition of such Additional Dealership (except that the Calculation Year for any Additional Dealership acquired by Group 1 in the first quarter of a calendar year shall be that year, and income before income taxes for such dealership earned post-acquisition shall be annualized); (iii) in calculating the stock portion of any payment due to Sellers hereunder, Designated Value of Group 1 Common Stock will be used; (iv) Group 1 Investment shall be the purchase price paid by Group 1 with respect to each acquisition, costs of moving franchises to alternate facilities, costs of modification of facilities to accommodate expanded operations or any other investment in the operation required by Group 1 with respect to the Calculation Year; and (v) income before income taxes will be calculated in accordance with Section 10.2(a) herein. Any payments due to Seller under this Section 10.2(b) will be paid by Group 1 no later than April 30 of the calendar year immediately following the Calculation Year (with two weeks advance notice required to calculate the Designated Value of the Group 1 Common Stock to be
         paid).

                 (c)      The payments due to Seller under paragraphs (a) and
         (b) of this Section 10.2 (the "Post-Closing Payments," and together with the Closing Payment, as adjusted pursuant to Section 2.2, the "Purchase Price") are additional consideration for the Assets, and the parties hereto agree to report such amounts on such basis for income tax purposes.

                 (d) Any Post-Closing Payments payable to Seller may be applied by Purchaser to offset any Indemnifiable Damages for which a Claim has been filed pursuant to Sections 9.1 and 9.3 herein.

         10.3 Certain Repurchase Rights. In the event Group 1 elects to sell one or more of the dealerships under Stockholders' management (in a transaction not involving the sale of Group 1 or a major portion thereof), Stockholders shall have a right of first refusal on terms identical to the third party offer. Stockholders' right hereunder shall expire on the tenth anniversary of the Closing Date.

         10.4    Non-Competition Obligations.

                 (a) As an additional inducement for Purchaser to enter into this Agreement, the Stockholders and Purchaser agree to the non-competition provisions of this Section 10.4. Each Stockholder agrees that during the period of the Stockholder's non-competition obligations hereunder, the Stockholder will not, directly or indirectly for himself or herself or for others, within twelve miles of or in the county of any operations sold to Purchaser under this Agreement or operations subsequently under the executive management of such Stockholder as of the date in question or during the previous twelve months:

                          (i) engage in any business competitive with any line of business conducted by Group 1 or any of its subsidiaries or affiliates;

                          (ii) render advice or services to, or otherwise assist, including financing, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with any line of business conducted by Group 1 or any of its subsidiaries or affiliates;

                          (iii) induce any employee of Group 1 or any of its subsidiaries or affiliates to terminate his or her employment with Group 1 or any of its subsidiaries or affiliates, or hire or assist in the hiring of any such employee by person, association, or entity not affiliated with Group 1 or any of its subsidiaries or affiliates.

                 These non-competition obligations shall apply for the period specified in any employment agreement entered into by such Stockholder with Group 1 or its Subsidiaries. If Group 1 or any of its subsidiaries or affiliates abandons a particular aspect of its business, that is, ceases such aspect of its business with the intention to permanently refrain from such aspect of its business, then this non-competition covenant shall not apply to such former aspect of that business.

                 Notwithstanding the foregoing, the non-competition obligations of this Section 10.4 shall not apply (i) to any Stockholder's operation and management of any dealership purchased in accordance with Section 10.3 hereof and (ii) with respect to (a) Kenneth E. Johns, such individual's passive investment in an automobile dealership owned and managed by members of his immediate family or affiliates of such individuals or (b) Cynthia C. Johns, such individual's investment and management participation in an automobile dealership owned and operated by members of her immediate family or affiliates of such individuals, provided that Mrs. Johns continues to devote substantially all of her business time, energy and best efforts to the business and affairs of Group 1, its subsidiaries and affiliates so long as she is an employee of Group 1 or any of its subsidiaries or affiliates.

                 (b) During this non-competition period the Stockholders will not engage in these restricted activities or assist in the industry consolidation efforts on behalf of any publicly held entity in the automotive retailing industry (nor any entity with the ultimate intention of becoming a publicly held entity or being acquired in any manner by a publicly held entity), regardless of geographic area or market.

                 (c) The Stockholders understand that the foregoing restrictions may limit their ability to engage in certain businesses during the period provided for above, but acknowledge that the Stockholders will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. The Stockholders acknowledge that money damages would not be sufficient remedy for any breach of this Section 10.4 by the Stockholders, and Group 1 or any of its subsidiaries or affiliates shall be entitled to enforce the provisions of this Section 10.4 by terminating any payments then owing to the Stockholders under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach, without any requirement for the securing or posting of any bond in connection with such remedies. Such remedies shall not be deemed the exclusive remedies for a breach of this
         Section 10.4, but shall be in addition to all remedies available at law or in equity to Group 1 or any of its subsidiaries or affiliates, including, without limitation, the recovery of damages from Group 1 and the Stockholders' agents involved in such breach.

                 (d) It is expressly understood and agreed that Group 1 and the Stockholders consider the restrictions contained in this
         Section 10.4 to be reasonably necessary to protect the legitimate business interests of Group 1 and its subsidiaries and affiliates, including the confidential and proprietary information and trade secrets of Group 1 and its subsidiaries and affiliates. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

                 (e) The parties hereto expressly acknowledge that Purchaser's rights under this Section 10.4 are assignable and that such rights shall be fully enforceable by any of Purchaser's assignees or successors in interest.

         10.5 Termination. This Agreement may be terminated and the Acquisition and the other transactions contemplated herein may be abandoned at any time prior to the Closing:

                 (a)      by mutual consent of Purchaser and Seller;

                 (b) by either Purchaser or Seller if the Acquisition has not been effected on or before March 31, 1998;

                 (c) by either Purchaser or Seller if a final, unappealable order to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, a consummation of the Acquisition or the other transactions contemplated hereby shall have been entered;

                 (d) by Purchaser if (i) since the date of this Agreement there has been a material adverse change in the business operations or financial condition of Seller; (ii) there has been a material breach of any representation, warranty, covenant or other agreement set forth in this Agreement by Seller or the Stockholders which breach has not been cured within ten business days following receipt by Seller of notice of such breach (or if such breach cannot be cured within such time, reasonable efforts have begun to cure such breach and such breach is then cured within 30 days after notice) or (iii) there is a material adverse change in the normalized pre-tax income (after addbacks) expected for Seller, on which the Purchase Price was based;

                 (e) by Seller if there has been a material breach of any representation or warranty set forth in this Agreement by Purchaser which breach has not been cured within ten business days following receipt by Purchaser of notice of such breach (or if such breach cannot be cured within such time, reasonable efforts have begun to cure such breach and such breach is then cured within 30 days after notice);

                 (f) by Group 1 if the results of Group 1's general due diligence investigation are not satisfactory to Group 1 in its sole discretion; provided, however, that Group 1's right to terminate hereunder shall expire thirty (30) calendar days following the execution of this Agreement; or

                 (g) by Purchaser if the Seller 1997 Financial Statements reflect a material adverse change from the Seller Interim Financial Statements, except as contemplated by this Agreement.

         10.6 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 10.5, Seller and Purchaser shall have no obligation or liability to each other except that the provisions of Sections 6.4, 6.7, 7.1, 7.4 and 10.7 survive any such termination.

         10.7 Expenses. Regardless of whether the Acquisition is consummated, all costs and expenses in connection with this Agreement and the transactions contemplated hereby incurred by Purchaser shall be paid by Purchaser and all such costs and expenses incurred by Seller and the Stockholders shall be paid by the Sellers. Seller's expenses shall not be included in Assumed Liabilities. Seller and Purchaser each represent and warrant to each other that there is no broker or finder involved in the transactions contemplated hereby.

         10.8 Restrictions on Transfer of Group 1 Common Stock. (a) During the one-year period ending on the anniversary of the Closing Date (the "Restricted Period"), neither Seller nor any Stockholder voluntarily will: (i) sell, assign, exchange, transfer, encumber, pledge, distribute, appoint or otherwise dispose of (A) any shares of Group 1 Common Stock received by Seller or any such Stockholder in the Acquisition or (B) any interest in (including any option to buy or sell) any of those shares of Group 1 Common Stock, in whole or in part, and Group 1 will have no obligation to, and shall not, treat any such attempted transfer as effective for any purpose or (ii) engage in any transaction, whether or not with respect to any shares of Group 1 Common Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of Group 1 Common Stock acquired pursuant to this Agreement (including, for example, engaging in put, call, short sale, straddle or similar market transactions). Notwithstanding the foregoing, Seller may distribute shares of Group 1 Common Stock to the Stockholders, and Seller and each such Stockholder may (i) pledge shares of Group 1 Common Stock, provided that the pledgee of such shares shall agree not to sell or otherwise dispose of any such shares for the Restricted Period; (ii) transfer shares to immediate family members or the estate of any such individual (including, without limitation, any transfer by Seller or such Stockholder to or among any trust, custodial or other similar accounts or funds that are for the benefit of his or her immediate family members), provided that such person or entity shall agree not to sell or otherwise dispose of any such shares for the Restricted Period;
(iii) transfer all of such shares to a charitable foundation, provided that such foundation (a) agrees not to sell or otherwise dispose of any such shares for the Restricted Period, and (b) executes a customary investor representation letter with respect to exemptions from the Securities Act and any applicable blue sky laws; and (iv) transfer shares by will or the laws of descent and distribution or otherwise by reason of such Stockholder's death. The certificates evidencing the Group 1 Common Stock delivered to Seller and each Stockholder pursuant to this Agreement will bear a legend substantially in the form set forth below and containing such other information as Group 1 may deem necessary or appropriate:

         EXCEPT PURSUANT TO THE TERMS OF THE ASSET PURCHASE AGREEMENT AMONG THE ISSUER, THE HOLDER OF THIS CERTIFICATE AND THE OTHER PARTIES THERETO, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOLUNTARILY SOLD, ASSIGNED, EXCHANGED, TRANSFERRED, ENCUMBERED, PLEDGED, DISTRIBUTED, APPOINTED OR OTHERWISE DISPOSED OF, AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED VOLUNTARY SALE, ASSIGNMENT, EXCHANGE, TRANSFER, ENCUMBRANCE, PLEDGE, DISTRIBUTION, APPOINTMENT OR OTHER DISPOSITION OF ANY OF THOSE SHARES, DURING THE ONE-YEAR PERIOD ENDING ON ______________ [DATE THAT IS THE ANNIVERSARY OF THE CLOSING DATE] (THE "RESTRICTED PERIOD"). ON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE

         LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) AFTER THE DATE SPECIFIED ABOVE.

         (b) Seller and each Stockholder, severally and not jointly with any other Person, (i) acknowledges that the shares of Group 1 Common Stock to be delivered to Seller and that Stockholder pursuant to this Agreement have not been and, if applicable, will not be registered under the Securities Act and therefore may not be resold by Seller or that Stockholder without compliance with the Securities Act and (ii) covenants that none of the shares of Group 1 Common Stock issued to Seller or that Stockholder pursuant to this Agreement will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all the applicable provisions of the Securities Act and the rules and regulations of the Commission and applicable state securities laws and regulations. All certificates evidencing shares of Group 1 Common Stock issued pursuant to this Agreement will bear the following legend in addition to the legend prescribed by Section 10.8(a):

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER SUCH ACT, OR SUCH STATE LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED."

In addition, certificates evidencing shares of Group 1 Common Stock issued pursuant to the Acquisition to Seller and each Stockholder will bear any legend required by the securities or blue sky laws of the state in which Seller or that Stockholder resides.

         10.9 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         10.10 Public Statements. Seller, the Stockholders and Purchaser agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

         10.11 Assignment. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement shall not be assignable by the parties hereto without the written consent of the other parties hereto.

         10.12 Notices. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, by registered or certified mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:


         if to Seller:                     United Management, Inc.
                                           7201 Lomas Blvd. NE
                                           Albuquerque, New Mexico 87110
                                           Telecopy:  (505) 262-8696

                                           Attention:  Kenneth E. Johns

         with a copy to:                   Sutin Thayer & Browne
                                           Two Park Square, Suite 1000
                                           6565 Americas Parkway
                                           Albuquerque, New Mexico  87710

                                           Attention:  Graham Browne

         if to the Stockholders:           Kenneth E. Johns and Cynthia C. Johns
                                           1117 Salamanca St. NW
                                           Albuquerque, New Mexico 87106
                                           Telecopy:  (505) 344-0124

                                           James J. Burns, Trustee
                                           4801 Loop, 289 South
                                           Lubbock, Texas 79424
                                           Telecopy:  (806) 798-4592

         if to Group 1:                    950 Echo Lane, Suite 350
                                           Houston, Texas 77024
                                           Telecopy:  (713) 467-1513

                                           Attention:  B.B. Hollingsworth, Jr.
                                                       Chairman, President and
                                                       Chief Executive Officer

         with a copy to:                   Vinson & Elkins L.L.P.
                                           2300 First City Tower
                                           Houston, Texas 77002-6760
                                           Telecopy:  (713) 615-5236

                                           Attention:  John S. Watson

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 10.12. Such notices shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor. Delivery to the Stockholders' representative, if any, of any notice to Stockholders hereunder shall constitute delivery to all Stockholders and any notice given by such Stockholders' representative shall be deemed to be notice given by all Stockholders.

         10.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Mexico, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

         10.14 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated unless such an interpretation would materially alter the rights and privileges of any party hereto or materially alter the terms of the transactions contemplated hereby.

         10.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         10.16 Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.



                                   GROUP 1 AUTOMOTIVE, INC.


                                   By:  /s/ B.B. HOLLINGSWORTH, JR.
                                       ----------------------------------------
                                         Name:  B.B. Hollingsworth, Jr.
                                         Title:    Chairman, President and
                                                   Chief Executive Officer

                                   CASA CHRYSLER PLYMOUTH JEEP INC.


                                   By: /s/ JOHN T. TURNER
                                      -----------------------------------------
                                         Name:  John T. Turner
                                         Title:  President


                                   UNITED MANAGEMENT, INC.


                                   By: /s/ KENNETH E. JOHNS
                                      -----------------------------------------
                                         Name:  Kenneth E. Johns
                                         Title:    President

                                   STOCKHOLDERS

                                   /s/ KENNETH E. JOHNS
                                   --------------------------------------------
                                   Kenneth E. Johns

                                   /s/ CYNTHIA C. JOHNS
                                   --------------------------------------------
                                   Cynthia C. Johns


                                   Johns Investment Trust


                                   By: /s/ JAMES J. BURNS
                                      -----------------------------------------
                                      James J. Burns, as Trustee for Jeffrey
                                      Johns and Julie Johns